UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2022

Zoned Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51640	46-5198242
(Commission File Number)	(IRS Employer Identification No.)

8360 E. Raintree Drive, #230 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (877) 360-8839

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Effective October 5, 2022 (the “Effective Date”), ZP RE Holdings, LLC (“ZPRE”), a wholly owned subsidiary of Zoned Properties, Inc. (the “Company”), and Neal Bradley Starr (the “Stone Property Seller”) entered into the Purchase and Sale Agreement and Joint Escrow Instructions (the “Purchase Agreement”).

Pursuant to the terms of the Purchase Agreement and subject to the conditions therein, ZPRE agreed to buy from the Stone Property Seller certain real property and improvements thereon located in Tucson, Arizona, as more particularly described in the Purchase Agreement (the “Stone Property”). The Purchase Agreement contains terms and conditions customary to commercial real estate transactions in Arizona.

The purchase price for the Stone Property is $1,500,000, subject to adjustment for the apportionment of real estate taxes, utility charges and other customary prorations. Upon the opening of escrow, ZPRE agreed to deposit earnest money of $25,000 (the “Deposit”) into a neutral escrow account, which Deposit is refundable for the period of 30 days after the Effective Date (the “Inspection Period”), and subject to the terms of the Purchase Agreement, non-refundable thereafter. The closing of the transaction contemplated by the Purchase Agreement is scheduled to occur 15 days after the expiration of the Inspection Period, subject to certain conditions to closing for the benefit of ZPRE (the “Contingencies”), including that either (i) ZPRE has secured a tenant for the Stone Property, which tenant owns or controls a nonprofit medical marijuana license (so called “dual use” license), or (ii) state and local law allow for the use of the Stone Property by an entity owning or controlling a marijuana establishment license (so called “adult use” license), regardless of whether ZPRE has secured a tenant. The Contingencies required for closing are material and require certain regulatory and/or transactional events to occur, which are likely to extend closing of the transaction contemplated by the Purchase Agreement beyond the 15-day period following the Inspection Period.

ZPRE and the Company intend to identify a licensed operating tenant for the Stone Property and enter into a long-term, investment-grade, absolute NNN Lease Agreement.

At the closing of the transaction contemplated by the Purchase Agreement, ZPRE will deposit the sum of $300,000 minus the Deposit into escrow, to be credited to the purchase price. The balance of the purchase price, $1,200,000, will be paid pursuant to a promissory note under a customary seller financing arrangement. At the closing contemplated in the Purchase Agreement, the escrow agent will release the sum of $300,000, less the Deposit and subject to credits and prorations, to the Stone Property Seller. If the Purchase Agreement is terminated prior to closing due to a failure of a condition of closing, the Deposit (less $5,000 for every 30 days the Purchase Agreement is in effect) will be returned to ZPRE unless the Purchase Agreement is terminated by the Stone Property Seller as a result of the ZPRE’s breach of the Purchase Agreement, in which case the Deposit will be paid to the Stone Property Seller, or unless the Purchase Agreement is terminated by ZPRE as a result of the Stone Property Seller’s breach of the Purchase Agreement, in which case the Deposit (including any portion thereof released to the Stone Property Seller) will be refunded to ZPRE, together with up to $25,000 of ZPRE’s out of pocket costs arising from the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the complete terms and conditions of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated by reference into this Item 1.01.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Purchase and Sale Agreement and Joint Escrow Instructions, dated October 5, 2022, by and between ZP RE Holdings, LLC a wholly owned subsidiary of the registrant, and Neal Bradley Starr.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONED PROPERTIES, INC.

Dated: October 11, 2022	/s/ Bryan McLaren
Bryan McLaren
Chief Executive Officer & Chief Financial Officer

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